FOR IMMEDIATE RELEASE
Contact:
Scott Shockey or Bryna Butler
1-800-468-6682 or (740) 446-2631

                          OVBC DECLARES EXTRA DIVIDEND

GALLIPOLIS, Ohio -- Jeffrey E. Smith, President and Chief Executive Officer of Ohio Valley Banc Corp. (OVBC) today reported that the Board of Directors has declared a special extra cash dividend. This fifth cash dividend of 2004 is being paid to OVBC shareholders, so that they may share in the successful return on their company's investment in ProCentury (PROS), formerly known as ProFinance Holdings Corporation. This extra cash dividend of $.19 per share will be payable on December 15, 2004 to shareholders of record December 1, 2004.

In October of 2000, under the provisions of the Gramm-Leach-Bliley Financial Modernization Act, OVBC joined forces with the financial holding companies of four other community banks to purchase a 50% equity interest in ProFinance Holdings Corporation. ProFinance, to be later re-named ProCentury (PROS), is an insurance underwriter and reinsurance company.

OVBC's investment of $1.9 million was believed to be the first acquisition of its kind made as a result of the passage of the Gramm-Leach-Bliley Act. The Act includes legislation that allows financial institutions to invest directly in insurance companies.

ProCentury enjoyed a successful initial public offering in April of this year, generating a gross return to Ohio Valley Banc Corp. of $4.7 million, resulting in a net profit of $1.6 million after taxes.

Smith commented, "The flexibility that Gramm-Leach-Bliley gives to community banks, like OVB, coupled with the loyal support of our shareholders made this return possible. I recall an old OVB billboard that said, `Thanks for giving us your business'. This special dividend is our way of saying `thank you' to our shareholders for a great year."

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Stock Market under the symbol OVBC. The holding company owns Ohio Valley Bank, with 16 offices in Ohio and West Virginia, and Loan Central, with five consumer finance company offices in Ohio. For more information go to www.ovbc.com.